Bontan Corporation Inc.

Consolidated Financial Statements

For the Third Quarter Ended December 31, 2011 and 2010

(Canadian Dollars)

(UNAUDITED – see Notice to Reader dated February 23, 2012)

BONTAN CORPORATION INC.

NOTICE TO READER OF THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements for Bontan Corporation Inc. for the third quarter ended December 31, 2011 have been prepared by management in accordance with International Financial Reporting Standards, consistently applied. These consolidated financial statements have not been reviewed by the auditors of the Company.

These financial statements are presented on the accrual basis of accounting. Accordingly, a precise determination of many assets and liabilities is dependent upon future events. Therefore, estimates and approximations have been made using careful judgement. Recognizing that the management is responsible for both the integrity and objectivity of the financial statements, management is satisfied that these financial statements have been fairly presented.

February 23, 2012

Bontan Corporation Inc.
Consolidated Balance Sheets (Unaudited)
(Canadian Dollars)
(Unaudited – see Notice to Reader dated February 23, 2012)

As at,	Note	December 31, 2011	March 31, 2011	April 1, 2010
Assets
Current
Cash		$154,673	$348,464	$2,350,526
Short term investments	4,12(vii)	236,725	1,900,400	1,359,431
Prepaid consulting services		-	7,171	50,792
Other receivables		203,444	114,069	129,869
Exploration and evaluation expenditure	5	5,481,750	-	-
		$6,076,592	$2,370,104	$3,890,618
Office equipment and furniture		$7,276	$8,956	$8,802
Exploration and evaluation expenditures	5	$ -	$6,972,740	$6,520,367
		$6,083,868	$9,351,800	$10,419,787
Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	12(vi)	$1,035,510	$663,577	$2,453,910
Short term loans		-	-	1,065,578
Total current liabilities		$1,035,510	$663,577	$3,519,488
Shareholders' Equity
Capital stock	6	$36,081,260	$36,078,140	$35,298,257
Warrants	8	7,446,261	8,677,551	7,343,886
Contributed surplus		4,671,879	4,755,077	4,573,748
Accumulated other comprehensive loss		(196,149)	168,347	(2,696,213)
Deficit		(42,954,893)	(40,990,892)	(37,262,565)
		(43,151,042)	(40,822,545)	(39,958,778)
Total shareholders' equity		$5,048,358	$8,688,223	$7,257,113
Non-controlling interests		$ -	$ -	$(356,814)
Total equity		$5,048,358	$8,688,223	$6,900,299
		$6,083,868	$9,351,800	$10,419,787
Going concern (note 2(c))
Commitments and Contingent Liabilities (Note 11)
Related Party Transactions (Note 12)

Approved by the Board               ”Kam Shah”             Director        ”Dean Bradley”      Director
                                                     (signed)                                       (signed)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Operations and Comprehensive loss
For the three and nine months ended December 31
(Canadian Dollars)
(Unaudited – see Notice to Reader dated February 23, 2012)

		Three months ended December 31		Nine months ended December 31
	Note	2011	2010	2011	2010
Income

		-	-	-	-
Expenses
Professional fees		226,787	576,671	841,260	1,041,864
Consulting fees	10,11(b), (c),(d) &,12(v)	23,949	358,448	243,206	1,032,602
Shareholders information	11(a),12(i)	37,483	40,106	100,936	118,738
Travel, meals and promotions	12(iv)	7,500	89,484	21,584	201,180
Office and general		11,988	453	33,375	68,430
Payroll		15,472	9,356	35,629	30,492
Rent		6,392	11,366	19,094	24,037
Communication		2,032	7,049	7,673	14,887
Transfer agents fees		2,409	2,919	4,902	9,590
Bank charges and interest		507	152	1,186	4,964
Amortization		560	608	1,680	1,825
Write down of short term investments		27,000	-	552,000	-
Loss (gain) on disposal of short term investments		57,187	94,378	84,176	630,668
Exchange (gain)loss		(2,072)	(4,889)	17,300	(42,263)
		417,194	1,186,101	1,964,001	3,137,014
		(417,194)	(1,186,101)	(1,964,001)	(3,137,014)
Non-controlling interest		-	121,220	-	257,202
Net loss for the period		(417,194)	(1,064,881)	(1,964,001)	(2,879,812)
Other comprehensive income(loss)
Unrealized (loss) gain for the period on short term investments, net of tax considered available for sale		(57,225)	1,221,649	(364,496)	2,308,998
Other comprehensive income (loss)		(474,419)	156,768	(2,328,497)	(570,814)
Comprehensive income( loss) for the period		(891,613)	(908,113)	(4,292,498)	(3,450,626)
Basic and diluted loss per share information
Net Loss per share	9	$(0.01)	$(0.01)	$(0.02)	$(0.04)

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity
(Canadian Dollars)
For the nine months ended December 31
(Unaudited – see Notice to Reader dated February 23, 2012)

	Number of Shares	Capital Stock	Warrants	Contributed surplus	Accumulated other comprehensive loss	Accumulated Deficit	Non-Controlling Interest	Total Equity
Balance April 1, 2010	65,229,076	$35,298,257	$7,343,886	$4,573,748	$(2,696,213)	$(37,262,565)	$(356,814)	$6,900,299
subscription received in fiscal 2010 reversed on issuance of shares		(303,480)						(303,480)
Issued under private placement	12,700,000	2,564,925						2,564,925
Finder fee		(256,493)						(256,493)
Value of warrants issued under private placement		(1,232,145)	1,232,145					-
Value of warrants issued as finders’ fee		(123,214)	123,214					-
Issued under 2009 Consultant stock compensation plan	135,000	40,105						40,105
Value of options issued				185,903				185,903
Issued on exercise of warrants	600,000	60,503						60,503
Value of warrants exercised		21,694	(21,694)					-
Unrealised gain on short term investments ,net of tax, considered available for sale					2,308,998			2,308,998
Non-controlling interest							(257,202)	(257,202)
Net loss for period						(2,879,812)		(2,879,812)
Balance, December 31, 2010	78,664,076	$36,070,152	$8,677,551	$4,759,651	$(387,215)	$(40,142,377)	$(614,016)	$8,363,746
Balance April 1, 2011	78,664,076	$36,078,140	$8,677,551	$4,755,077	$168,347	$(40,990,892)	$ -	$8,688,223
Issued under 2009 Consultant Stock Compensation Plan	50,000	$3,120						3,120
cancellation of previously issued warrants			(1,231,290)					(1,231,290)
Cancellation of previously issued options				$(83,198)				(83,198)
Unrealised loss on short term investments ,net of tax, considered available for sale					(364,496)			(364,496)
Net loss for period						(1,964,001)		(1,964,001)
Balance, December 31, 2011	78,714,076	$36,081,260	$7,446,261	$4,671,879	$(196,149)	$(42,954,893)	$ -	$5,048,358

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Cash Flows
(Canadian Dollars)
(Unaudited – see Notice to Reader dated February 23, 2012)

December 31,	Note	2011	2010
Cash flows from operating activities
Net loss for period		$(1,964,001)	$(2,879,812)
non-controlling interests		-	(257,202)
Amortization of office equipment and furniture		1,680	1,825
Write down of short term investments		552,000	-
Loss on disposal of short term investments		84,176	630,668
to an employee in common shares		3,120	-
Consulting fees settled for common shares	10	(76,027)	248,112
Net change in working capital components
Other receivables		(89,375)	(87,068)
Accounts payable and accrued liabilities		371,933	(385,837)
		$(1,116,494)	$(2,729,314)
Cash flow from(into) investing activities
Purchase of office equipment and furniture		-	(2,587)
Exploration and evaluation expenditure		259,700	(493,024)
Net proceeds from sale of short term investments		663,003	323,377
		$922,703	$(172,234)
Cash flow from financing activities
Short term loan		-	(1,239,531)
Common shares issued net of issuance costs		-	2,065,455
		$-	$825,924
Decrease in cash during period		(193,791)	(2,075,624)
Cash at beginning of period		348,464	2,350,526
Cash at end of period		$154,673	$274,902
Supplemental disclosures
Non-cash operating activities
Consulting fees settled for common shares and	10	(10,291)	(227,395)
options and expensed during the period
Consulting fees prepaid in shares		-	(49,405)
cancellation of options issued previously and expensed as fees	7(a)	83,198	-
		$72,907	$(276,800)
Non-cash investing activities
Value of warrants previously issued towards acquisitions now cancelled		1,231,290
Value of warrants issued towards acquisitions			(173,953)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

1.      NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) is incorporated in Ontario and its head office is located at 47 Avenue Road, Suite 200, Toronto, Ontario, Canada. The Company is a diversified natural resource company that invests in oil and gas exploration and development. The Company’s shares trade on the Over the Counter Bulletin Board of NASDAQ under a trading symbol “BNTNF”.

The Company holds an indirect 4.70% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel, through its holding of 76.79% equity interest in IPC Cayman. The Company agreed in December 2011 to dispose of this interest as explained in Note 5.

The Company does not currently own any oil and gas properties with proven reserves.

2.      BASIS OF PRESENTATION AND ADOPTION OF IFRS

(a)	Statement of compliance

These consolidated interim financial statements are unaudited and have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’ (“IAS 34”) using accounting policies consistent with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee  (“IFRIC”) in which the Company expects to adopt for its annual 2012 consolidated financial statements. Subject to certain transition elections disclosed in Note 16 to the interim consolidated financial statements for the first quarter ended June 30, 2011, the Company has consistently applied the same accounting policies in its opening IFRS Balance Sheet at April 1, 2010 and throughout all periods presented, as if these policies had always been in effect. Note 16 to the interim consolidated financial statements for the first quarter ended June 30, 2011 also disclosed the impact of the transition to IFRS on the Company‘s reported financial position, financial performance and cash flows, including the nature and effect of significant changes in accounting policies from those used in the Company‘s consolidated financial statements as at April 1, 2010, and for the year ended March 31, 2011. Note 2 discloses the impact of the transition to IFRS on the Corporation’s equity for the quarter ended December 31, 2010, and statement of comprehensive income for the three and nine months ended December 31, 2010.

These financial statements are based on the accounting policies consistent with those disclosed in Note 3 to the 2012 interim condensed consolidated financial statements for the quarter ended June 30, 2011. The policies applied in these financial statements are based on IFRS effective November 24, 2011, the date the Board of Directors of the Corporation approved the statements. Any subsequent changes to IFRS,  that are given effect in the Company’s annual consolidated financial statements for the year ending March 31, 2012 could result in revisions to these financial statements, including the transition adjustments recognized on change-over to IFRS.

The condensed interim consolidated financial statements should be read in conjunction with the Company’s previous Canadian GAAP annual consolidated financial statements for the year ended March 31, 2011 and interim condensed consolidated financial statements for the three months ended June 30, 2011.

The Company has no requirement to report on segments as it operates as only one segment.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

2.      BASIS OF PRESENTATION AND ADOPTION OF IFRS   - continued

(b)      Basis of presentation

The financial statements have been prepared on the historical cost basis except for certain non-current assets and financial instruments, which are measured at fair value, as explained in the significant accounting policies set out in Note 3 to the 2012 interim condensed consolidated financial statements for the quarter ended June 30, 2011. The comparative figures presented in these interim consolidated financial statements are in accordance with IFRS and have not been audited.

 (c)    Going concern

Management has prepared these consolidated interim financial statements on an assumption of a going concern, which contemplates that assets will be realized and liabilities discharged in the normal course of business as they come due. To this point, all operational activities and the overhead costs have been funded from the available cash and short term investments and by equity issuances.

The Company has a working capital deficit, after ignoring the reclassification of exploration and evaluation expenditures, of approximately $ 0.4 million and accumulated deficit of approximately $ 43.2 million. The Company signed a settlement agreement in December 2011 to dispose of its interest in the current project for cash and an overriding royalty as explained in Note 5. If the closing as contemplated in the settlement agreement does not happen within the next few months, the Company will have to continue its extensive litigation with the minority shareholder and manager of its subsidiary, IPC Cayman, to protect its interest in the project. Litigations are currently discontinued but may resume on default on closing of the settlement agreement and may involve further substantial legal costs, which cannot be reasonably estimated at this stage.

The Company will have to secure new cash resources to meet these obligations, if they occur. Management is currently monitoring the compliance with the settlement agreement to secure the funds promised under the said agreement. It will however evaluate and pursue funding alternatives, including additional farm-out agreements and new equity issuances, if the settlement agreement does not close as contemplated. While the management has so far been successful in raising the required equity financing, there is no assurance that these initiatives will continue to be successful. Uncertainty in global capital markets and pending litigations could have a negative impact on the Company’s ability to access capital in the future.

The Company's ability to continue as a going concern is dependent upon the closing of the settlement agreement or its ability to access sufficient capital to defend its interest, complete exploration and development activities, identify commercial oil and gas reserves and to ultimately have profitable operations. These financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the Company was unable to realize its assets and settle its liabilities as a going concern, in the normal course of operations. Such adjustments could be material.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

2.      BASIS OF PRESENTATION AND ADOPTION OF IFRS   - continued

(d)      Consolidation

The consolidated interim financial statements include the accounts of the Company and of the following subsidiaries:

a.	Israel Oil & Gas Corporation, a wholly owned subsidiary

b.	1843343 Ontario Inc., a wholly owned subsidiary incorporated in Ontario on January 31, 2011 and has no activity since its inception.

Israel Oil & Gas Corporation owns 76.79% equity interest in Israel Petroleum Company Limited (“IPC Cayman”), a Cayman Island limited company incorporated on November 12, 2009. Effective May 18, 2010, the Company deconsolidated IPC Cayman financials due to loss of control and power to govern the financial and operating policies.

All inter-company balances and transactions have been eliminated on consolidation.

      (e)      Functional and presentation currency

The consolidated interim financial statements are presented in Canadian dollar which is also the functional currency of the Company and its subsidiaries.

(f)                 Use of Estimates and judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected. Significant areas where estimation uncertainty and critical judgments are applied include valuation of financial instruments, valuation of property, plant and equipment, impairment losses, depletion and depreciation, and measurement of stock based compensation.

3.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out in Note 3 to the 2012 interim condensed consolidated financial statements for the quarter ended June 30, 2011 are expected to be adopted for the year ending March 31, 2012 and have been applied consistently to all periods presented in these condensed interim financial statements, and in preparing the opening IFRS balance sheet at April 1, 2010 for the purpose of transition to IFRS, unless otherwise indicated.

New standards and interpretations not yet adopted

Standards issued but not yet effective up to the date of issuance of the Company‘s consolidated financial statements are listed below. This listing is of standards and interpretations issued which the Company reasonably expects to be applicable at a future date. The Company intends to adopt those standards when they become effective.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

3.	SIGNIFICANT ACCOUNTING POLICIES - continued

IFRS 9 Financial Instruments: Classification and Measurement
In November 2009, the IASB issued IFRS 9, which covers classification and measurement as the first part of its project to replace IAS 39. In October 2010, the Board also incorporated new accounting requirements for liabilities. The standard introduces new requirements for measurement and eliminates the current classification of loans and receivables, available-for-sale and held-to-maturity, currently in IAS 39. There are new requirements for the accounting of financial liabilities as well as carryover of requirements from IAS 39. The Company does not anticipate early adoption and will adopt the standard on the effective date of January 1, 2013. The Company has not determined the impact of the new standard on the consolidated financial statements.

IFRS 10 - Consolidation
IFRS 10 requires an entity to consolidate an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Under existing IFRS, consolidation is required when an entity has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. IFRS 10 replaces SIC-12 Consolidation—Special Purpose Entities and parts of IAS 27 Consolidated and Separate Financial Statements. IFRS 10 is effective for annual periods beginning on or after January 1, 2013 and early adoption is permitted. The Corporation has not determined the impact of the new standard on the consolidated financial statements.

IFRS 11 - Joint Arrangements
IFRS 11 requires a venturer to classify its interest in a joint arrangement as a joint venture or joint operation. Joint ventures will be accounted for using the equity method of accounting whereas for a joint operation, the venturer will recognize its share of the assets, liabilities, revenue and expenses of the joint operation. Under existing IFRS, entities have the choice to proportionately consolidate or equity account for interests in joint ventures. IFRS 11 supersedes IAS 31, Interests in Joint Ventures, and SIC-13, Jointly Controlled Entities—Non-monetary Contributions by Venturers. These amendments are effective for annual periods beginning on or after January 1, 2013 and early adoption is permitted. The Company has not determined the impact of the new standard on the consolidated financial statements.

IFRS 12 - Disclosure of Interests in Other Entities
IFRS 12 establishes disclosure requirements for interests in other entities, such as joint arrangements, associates, and special purpose vehicles and off balance sheet vehicles. The standard carries forward existing disclosures and also introduces significant additional disclosure requirements that address the nature of, and risks associated with, an entity‘s interests in other entities. This standard is effective for annual periods beginning on or after January 1, 2013. Entities will be permitted to apply any of the disclosure requirements in IFRS 12 before the effective date. The Company has not determined the impact of the new standard on the consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

3.	SIGNIFICANT ACCOUNTING POLICIES - continued

IFRS 13 - Fair Value Measurement
IFRS 13 is a comprehensive standard for fair value measurement and disclosure requirements for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. It also establishes disclosures about fair value measurement. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and in many cases does not reflect a clear measurement basis or consistent disclosures. IFRS 13 is effective for annual periods beginning on or after January 1, 2013 and early adoption is permitted. The Company has not determined the impact of the new standard on the consolidated financial statements.

Amendments to Other Standards
In addition, there have been amendments to existing standards, including IAS 27, Separate Financial Statement (IAS 27), and IAS 28, Investments in Associates and Joint Ventures (IAS 28). IAS 27 addresses accounting for subsidiaries, jointly controlled entities and associates in non-consolidated financial statements. IAS 28 has been amended to include joint ventures in its scope and to address the changes in IFRS 10 – 13.

4.	SHORT TERM INVESTMENTS

	Marketable securities
	Carrying average costs	Fair market value
December 31, 2011	$432,874	$236,725
March 31, 2011	$2,118,724	$1,900,400
April 1, 2010	$4,007,574	$1,359,431

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at December 31, 2011. A net unrealized loss of $57,225 for the quarter ended on that date was included in the consolidated statement of comprehensive loss and accumulated other comprehensive loss.

As at December 31, 2011, the Company held warrants in certain marketable securities which are exercisable at its option to convert into an equal number of common shares of the said securities. The total exercise price of these warrants was $79,326 (as at March 31, 2011: $75,800, April 1, 2010: $119,217) and the market value of the underlying securities was $1,058 (as at March 31, 2011:$14,655, April 1, 2010: $19,506). These warrants and the underlying unrealized gains and losses have not been accounted for in the financial statements since the Company has not yet determined if it would exercise these warrants when they become exercisable. The warrants expire between March 26, 2012 and April 26, 2012.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

5.      EXPLORATION AND EVALUATION EXPENDITURES

Effective May 18, 2010, the Company decided to de-consolidate the results of its subsidiary; IPC Cayman wherein it holds 76.79% equity, due to loss of effective control over IPC Cayman’s financial reporting process as explained in Note 25 of the fiscal 2011 annual financial statements.

IPC Cayman was incorporated solely for the purpose of managing exploration and development of two offshore drilling licenses in Israel – petroleum license 347 (‘Myra”) and 348 (“Sara”) covering approximately 198,000 acres, 40 kilometres off the West coast of Israel (“Israeli project”).

IPC Cayman held a 50% partnership interest in IPC Oil and Gas (Israel) Limited Partnership (“IPC Israel”) which is the registered holder of 13.609% interest in the Israeli project. However, on November 8, 2011, IPC Cayman merged its interest in IPC Israel, in a reverse take-over transaction, into an Israeli public company, IPC Oil and Gas Holdings Ltd (“Shaldieli”) in exchange for approximately 144.8 million shares of Shaldieli, representing approximately 90% of the share capital of Shaldieli.

The Company’s beneficial share, through its ownership of 76.79% equity of IPC Cayman, in the allotted Shaldieli shares is approximately 111.2 million shares of Shaldieli Inc. or approximately 69% of Shaldieli share capital. Shaldieli now holds 50% of the equity in IPC Israel which, in turn, holds a 13.6090% working interest in the two licences – Sarah and Myra – under the offshore Israeli Project.

Thus, the Company’s indirect working interest in the Israeli project works out to 4.70% (March 31, 2011: 5.23%.), this is subject to change as Shaldieli dilutes its share capital by issuing new shares to raise funds required for exploration.

The funds provided by the Company towards exploration activities of the Israeli project either direct to the consortium or through IPC Cayman, have been capitalized as exploration and evaluation expenditures.

On December 16, 2011, the Company signed a settlement agreement (“Settlement agreement”) with IPC Cayman, International Three Crown Petroleum LLC (“ITCP”), Three Crown Petroleum LLC (“TCP”) and Mr Howard Cooper (“IPC Parties”). The Company agrees to transfer all its equity in IPC Cayman on closing for a total price of US$15 million and a 0.25% Overriding Royalty Interest (“ORI”) in the Israeli Project  In addition, all 5 million warrants issued to ITC and 600,000 options issued to IPC Cayman consultants have been surrendered and cancelled without any compensation. The price of US$15 million will consist of cash of US$10 million. The balance is covered by two promissory notes carrying interest at 5% per annum and secured by additional ORI of 0.25% and a guarantee from IPC Cayman. One promissory note for US$2 million is payable on or before November 9, 2012 and another for US$3 million is payable on or before November 9, 2013. The Company has received a non-refundable deposit of US$250,000. In the event of requests by the IPC Parties for an extension, or the occurrence of certain financing activities, the Company may receive up to a further US$500,000 in non-refundable deposits. The Company may also receive up to an additional US$ 3 million based on the price of Shaldieli shares after two years.

Closing is conditioned on receipt or waiver of Regulatory Approval.  If closing is not consummated, the situation will revert to the status quo that existed prior to signing except that the Company will be able to retain certain deposited cash, cancelled warrants and options and the ORI.

As a result of the above transaction, the Company reclassified its exploration and evaluation expenditure as current asset on the balance sheet.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

5.      EXPLORATION AND EVALUATION EXPENDITURES - continued

The following were the movements during the three and nine months ended December 31, 2011.

Balance as at April 1, 2010	$6,520,367
incurred during the year	452,373
Balance as at March 31, 2011 & at September 30, 2011	$6,972,740
Reversal of previously capitalised value of warrants per terms of the settlement agreement (Note 8 (a))	(1,231,290)
Non-refundable deposit received under the settlement agreement	(259,700)

Balance as at December 31, 2011	5,481,750

The Company has not assigned any value to its 0.25% ORI since the underlying reserves have not yet been proven.

The management carried out an impairment tests, involving (a) value to be received under the signed Settlement agreement (b) current and expected market value of  111.2 million Shaldieli shares that the company owns due to its 76.79% holding of IPC Cayman and (c) an independent geologist’s evaluation of the prospective resources on the two prospects in accordance with NI 51-101, Sec 5-9 updated at December 1, 2010, and as further updated by the operator on June 15, 2011, a review of the definite work plan, prepared by the steering committee of the joint venture partners and its acceptance by the Israeli Ministry of National Infrastructure, (d)  an assessment of the likely outcome of the current disputes, if they have to be resumed should the closing of the settlement not happen as contemplated, with Shaldieli and IPC Cayman management and concluded that there was no permanent impairment.

6.      CAPITAL STOCK

(a)      Authorized:  Unlimited number of common shares

(b)	Issued

	Common
	Shares	Amount
Balance at April 1, 2010	65,229,076	$35,298,257
Issued under 2009 Consultant Stock Compensation Plan	135,000	48,093
Issued under private placements	12,700,000	2,564,925
Finder's fee	-	(256,493)
Value assigned to warrants issued under private placements	-	(1,232,145)
Value assigned to warrants issued as finders’ fee under private placements	-	(123,214)
Issued on exercise of warrants	600,000	60,503
Value of warrants exercised transferred from warrants	-	21,694
Subscriptions received in fiscal 2010 reversed on issuance of shares	-	(303,480)
Balance at March 31, 2011	78,664,076	$36,078,140
Issued under 2009 Consultant Stock Compensation Plan	50,000	$3,120
Balance at December 31, 2011	78,714,076	$36,081,260

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

6.      CAPITAL STOCK - continued

(c)	As at December 31, 2011, the Company had the following active Consultant Stock Compensation Plans:

	date of registration*	Registered shares under Plan	Issued to March 31, 2011	As at April 1, 2011	Issued	Cancelled	Balance at December 31, 2011
2009 Plan	11-May-09	3,000,000	(843,333)	2,156,667	(50,000)	-	2,106,667
2011 Plan	11-Apr-11	6,000,000	-	6,000,000	-	-	6,000,000
*	Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

7.      STOCK OPTION PLANS

(a)      The following is a summary of all Stock Option Plans as at December 31, 2011:

Plan	Date of registration *	# of Options
		Registered	Issued	Expired	Cancelled	Exercised	Outstanding
1999 Stock option Plan	Apl.30, 2003	3,000,000	3,000,000	(70,000)		(1,200,000)	1,730,000
2003 Stock Option Plan	July 22, 2004	2,500,000	2,500,000	(155,000)		(400,000)	1,945,000
The Robinson Plan	Dec. 5, 2005	1,100,000	1,100,000	-		-	1,100,000
2005 Stock Option Plan	Dec. 5, 2005	1,000,000	1,000,000	-	(390,000)	-	610,000
		7,600,000	7,600,000	(225,000)	(390,000)	(1,600,000)	5,385,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

390,000 options issued to consultants of IPC Cayman were cancelled on December 19, 2011 as per the terms of the Settlement agreement (Note 5).  These options were valued at $83,198 on the date of their issuance. This value was reversed from the consulting fee and contributed surplus on cancellation.

All outstanding options were fully vested on the dates of their grant.

(b)	The weighted average exercise price of the outstanding stock options was US$0.17 as at December 31, 2011 (March 31, 2011: US$0.18 and April 1, 2010: $0.15)

(c)  Details of weighted average remaining life of the options granted and outstanding are as   follows:

December 31, 2011
Number of options outstanding and exercisable	5,385,000
Exercise price in US$	0.17
Weighted average remaining contractual life (years)	2.86

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

7.      STOCK OPTION PLANS (c) - continued

The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 560,000 options and less than the market price for the balance of 4,825,000 options.

8.	WARRANTS

(a)	There were following movements during the nine months ended December 31, 2011:

	# of warrants	Weighted average exercise price	Fair value
Issued and outstanding, April 1, 2010	59,701,420	0.28	7,343,886
Issued under 2009-10 Private Placement	12,700,000	0.35	1,232,145
Issued as finders’ fee under 2009-10 private placement	1,270,000	0.35	123,214
Exercised	(600,000)	(0.10)	(21,694)
Issued and outstanding, March 31, 2011	73,071,420	$0.26	$8,677,551
Cancelled *	(5,000,000)	$(0.35)	$(1,231,290)
Issued and outstanding, December 31, 2011	68,071,420	$0.29	$7,446,261

•
5 million warrants issued to International Three Crown Petroleum Ltd., were cancelled on December 19, 2011 as per the terms of the Settlement agreement (Note 5) these warrants were valued at $1,231,290 on the date of their issuance. This value was reversed from the exploration and evaluation expenditure on cancellation.

(b)	Details of weighted average remaining life of the warrants granted and outstanding are as follows:

	December 31, 2011
	Warrants outstanding & exercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)
0.10	10,400,000	2.25
0.25	12,846,420	2.25
0.35	44,825,000	3.15
0.29	68,071,420	2.84

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

9.      LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the period, which were 78,680,743 and 78,669,632  shares respectively for the three months and nine months ended December 31, 2011 (78,630,743 and 78,405,187 shares respectively for three and nine months ended December 31, 2010).

The Company had approximately 68 million (December 31, 2010:73 million) warrants and 5.4 million options (December 31, 2010: 5.8 million), which were not exercised as at December 31, 2011. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between loss per share and diluted loss per share.

10.	CONSULTING FEE

	Three months ended December 31		Nine months ended December 31
	2011	2010	2011	2010
Fees settled in stocks and options	-	20,717	7,171	248,112
Cancellation of options issued in settlement of fees ( Note 7(a) )	(83,198)		(83,198)	-
Fees settled for cash	107,147	337,731	319,233	784,490
	$23,949	$358,448	$243,206	$1,032,602

11.           COMMITMENTS AND CONTINGENT LIABILITIES

(a)
The Company entered into media and investor relations contracts, with Current Capital Corp., a shareholder corporation, effective July 1, 2004, initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice, for a total monthly fee of US$10,000.

(b)
The Company entered into a consulting contract with Mr Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term. This term was extended to another five years to March 31, 2015 by the audit committee on April 1, 2010. Mr Shah’s monthly fee is $15,000 plus taxes. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. On August 4, 2009, this contract was renewed for another five years effective April 1, 2009. The renewed contract provides for a fixed monthly fee of $10,000 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

11.           COMMITMENTS AND CONTINGENT LIABILITIES - continued

(d)
The Company has a consulting contract with Mr John Robinson. Mr John Robinson is the sole owner of Current Capital Corp., a firm with which the Company has an on-going contract for media and investor relations, and is a brother of Mr Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company. Mr Robinson provides services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time. A new Consulting Contract was signed with Mr John Robinson on July 1, 2009 for period covering up to March 31, 2014. The Contract provides for a fixed monthly fee of $8,500 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(e)
The Company has agreed to the payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from the exercise of any of the outstanding warrants. The likely fee if all the remaining warrants are exercised will be approximately $ 1.8 million.

(f)
The Company is currently in litigation with the management of its subsidiary, IPC Cayman and has retained lawyers in various jurisdictions. While the Company signed a Settlement agreement and as a result all legal actions are currently on hold until successful closing of all terms under the Settlement agreement. However, if such a closing does not take place, the Company is committed to continue its legal actions until disputes surrounding its indirect working interest in the Israeli oil and gas properties are resolved satisfactorily. The final outcome and costs of these actions cannot be reasonably estimated.

12.           RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the consolidated financial statements. Amounts are for nine months ended December 31, 2011 and balances are at December 31, 2011. Comparative amounts are for the nine months ended December 31, 2010 and balances as at December 31, 2010.

(i)
Included in shareholders information expense is $88,609 (2010 – $92,559) to Current Capital Corp, (CCC) for media relations services. CCC is a shareholder corporation and a director of the Company provides accounting services as a consultant.

(ii)	CCC charged $ nil for rent (2010: $8,081). $ nil of office expenses were charged by the entity controlled by the sole director of IPC Cayman (2010: $ 34,500)
(iii)
A finder’s fee of $ nil (2010: $312,469) was charged by CCC in connection with the private placement. The fee included a cash fee of $ nil (2010:$189,255 and 1,270,000 warrants valued at $123,214 using the black-Scholes option price model).

(iv)
Business expenses of $20,109 (2010: $14,507) were reimbursed to directors of the corporation and $18,682 (2010 - $76,822) to a key consultant and a former chief executive officer of the Company. Travel and related expenses of $ nil (2010: $128,927) were charged by the sole director of IPC Cayman. $ nil (2010: $45,392) of these charges has been included in oil & gas properties and related expenditure. Further, sole director of IPC Cayman also charged $nil for book keeping services (2010: $ 44,501).

(v)
Consulting fees include cash fee paid to directors for services of $142,500 (2010: $ 142,500), $90,000 (2010: $ 90,000) paid to a key consultant and a former chief executive officer of the Company, $76,500 paid to a consultant who controls CCC (2010:  $76,500) and $ nil (2010: $184,770) was paid to the sole director of IPC Cayman.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

12.           RELATED PARTY TRANSACTIONS- continued

(vi)
Accounts payable includes $83,073 (2010: $17,075) due to CCC, $73,006 (2010: $1,250) due to directors, $164,994 (2010: $29,394 due to a key consultant and a former chief executive officer of the Company, and due to a consultant who controls CCC $134,470 (2010; $ nil).

 (vii)  Included in short term investments is an investment of $nil carrying cost and $nil fair value (2010: $1,652,297 carrying cost and $1,130,283 fair value) in a public corporation controlled by a key shareholder of the Company. This investment in 2010 represented common shares acquired in open market or through private placements and represents less than 1% of the said Corporation.

13.	PENDING DISPUTES

Note 20 of the fiscal 2011 audited financial statements and Note 13 of unaudited condensed consolidated financial statements for the three months ended June 30, 2011, provide details of various lawsuits being filed against Shaldieli, its key shareholders, Mr. Howard Cooper and his company, International Three Crown Petroleum LLC.

The following provide further updates to the pending lawsuits since July 1, 2011

Actions taken in Israel

No new development except for a second pre-trial on November 21, 2011 which was more procedural dealing with disclosures and interrogations.

Actions taken in Cayman Islands

As previously reported, on April 28, 2011, we filed a summons against Israel Petroleum Company Limited (“IPC Cayman”) and International Three Crown Petroleum LLC (“ITC”) seeking an order pursuant to section 46 of the Companies Law (2010 Revision) that the register of IPC Cayman be rectified to give effect to a share transfer request made on March 8, 2011 together with such other ancillary relief as may be necessary for the purpose of giving effect to the rectification.

The judge in the Grand Court of the Cayman Islands financial services division dismissed our claim on October 24, 2011.  However, we have received a letter from ITC’s Cayman lawyers stating that ITC and IPC will convene a meeting of IPC’s members of record, provided that such request is made pursuant to the terms of the Stockholders Agreement.

All actions are on hold

As explained in Note 5, the Company entered into a Settlement agreement on December 16, 2011 with IPC Cayman, ITC and Mr Cooper (“IPC Parties”) to transfer all its equity interest in IPC Cayman to IPC Parties for various considerations, most of which will occur on the closing  date. Meanwhile, both the parties agreed to put all current legal actions on hold and not to initiate new ones. If the closing does not happen as contemplated, the Company intends to resume its legal actions to preserve its interest in the Israeli property.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

14.           FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

	December 31, 2011		March31, 2011
	Carrying value	Fair value	Carrying value	Fair value
Financial assets
Cash	154,673	154,673	348,464	348,464
Other receivable	203,444	203,444	114,069	114,069
Short term investments	432,874	236,725	2,118,724	1,359,431
Financial liabilities
Accounts payable and accrued liabilities	1,035,510	1,035,510	663,577	663,577

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates are subject to and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

A summary of the Company’s risk exposures as it relates to financial instruments are reflected below:

i) Credit risk

Credit risk is the risk of loss associated with a counter-party’s inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position.

a.	Cash and cash equivalents – Cash and cash equivalents are held with major financial institutions in Canada and therefore the risk of loss is minimal.

b.	Trade and other receivables – The Company is not exposed to major credit risk attributable to customers. A significant portion of this amount is due from the Canadian government.

c. Short term Investments – The Company has exposure for this balance at December 31, 2011 of approximately $0.4 million (March 31, 2011 - $1.9 million). These investments are in junior Canadian public companies and are valued at their quoted market prices on reporting dates.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

14.           FINANCIAL INSTRUMENTS AND RISK MANAGEMENT - continued

ii) Liquidity risk

The Company agreed to transfer its current indirect interest in oil and gas property for cash and other consideration as explained in Note 5. Even if this transaction is not completed on closing date, the Company’s interest is currently held through majority equity in an Israeli public company. The relevant funds required for exploration and development are expected to be raised through this public company and as a result, the Company is unlikely to be required to provide funds necessary to fulfill planned exploration commitments on its petroleum and natural gas properties.

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to take care of its operating needs and needs for investing in new projects. However, as an exploration company at an early stage of development and without significant internally generated cash flows, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets and pending litigations could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. There can be no assurance that required financing will be available to the Company. If adequate financing is not available to continue its legal actions should the closing of the transaction to divest its interest does not occur as agreed, the Company may be required to relinquish rights to certain of its interests.

iii) Market price risk

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 4% of total assets of the Company as at December 31, 2011 (20% as at March 31, 2011). Further, the Company’s holding in one Canadian marketable security accounted for approximately 67% (March 31, 2011: 40%) of the total short term investment in marketable securities as at December 31, 2011.

The Management tries to mitigate this risk by monitoring all its investments daily with experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

iv) Concentration risk

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institutions are international banks and the brokerage firm is a well-known Canadian brokerage firm with a good market reputation and has all its assets backed up by a major Canadian bank. The Company’s key asset, the indirect working interest in two off shore drilling licenses, is located in Israel.

v) Currency risk

The Company operates primarily in Canada and substantially all of its activities including cash and short term investments are denominated in Canadian dollars. However, costs incurred on exploration and evaluation relating to its interest in the Israeli project and expected potential returns, if any, would be denominated in US dollars. The Company is therefore exposed to fluctuations in the exchange rate between the US and Canadian dollar.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

14.   FINANCIAL INSTRUMENTS AND RISK MANAGEMENT - v) Currency risk - continued

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

	December 31, 2011	March 31, 2011	December 31, 2010
One US Dollar to CDN Dollar	1.0170	0.9718	0.9946

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

The balances in US Dollar as at December 31, 2011 were as follows:  (all figures in 000’ CDN$ equivalent)

Cash, receivable & short term investments	$ 117
Accounts payable and accrual	(486)
Net liabilities	$ (369)

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase the net liabilities by $18,450 while a 5% appreciation of the Canadian dollar against US dollar will decrease the net liabilities by $ 18,450.

15.           CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company had payables of approximately $ 1 million as at December 31, 2011 and current assets, mostly in cash and short term investments, excluding the reclassified exploration and evaluation expenditure, of approximately $0.6 million. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and short term investments.

As at December 31, 2011, the shareholders’ equity was approximately $ 5 million (March 31, 2011: $ 8.7 million). Approximately 12% or $0.6 million was held in cash and short term investments (March 31, 2011: $2.3 million or 25%).

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

15.           CAPITAL DISCLOSURES - continued

The Company believes that the settlement agreement signed in December 2011, as explained in Note 5, will generate significant cash flow on closing, which will enable the Company to not only meet its existing obligations but to invest in new projects while continuing its interest in the current project in the form of an overriding royalty interest. However, if the closing as agreed does not happen, the Company will be forced to resume its legal actions. In that event, the Company does not believe its current capital resources will be sufficient to continue the litigation efforts. While the Company has received assurances from its existing shareholders that further funds would be available as needed, this cannot be reasonably predicated with assurance and as a result this financial statements include a going concern note reflecting the inadequacy of existing funds.

16	EXPLANATION OF TRANSITION TO IFRS

For all periods up to and including the year ended March 31, 2011, the Company previously prepared its consolidated financial statements in accordance with Canadian GAAP. These financial statements are prepared in accordance with IAS 34 “Interim Financial Reporting”.

Accordingly, the Company has prepared these financial statements which comply with IFRS applicable for periods beginning on or after April 1, 2011 and the significant accounting policies to meet those requirements were disclosed in Note 3 to the interim condensed consolidated financial statements for the first quarter ended June 30, 2011. In preparing these financial statements, the Company started from an opening consolidated statement of financial position as at April 1, 2010, the Company's IFRS transition date, and made those changes in accounting policies and other adjustments required by IFRS 1 “First-time adoption of international financial reporting standards” (“IFRS 1”) for the first time adoption of IFRS as disclosed in the interim condensed consolidated financial statements for the first quarter ended June 30, 2011.

Reconciliations

A reconciliation of how the transition from Canadian GAAP to IFRS has affected the Balance sheet of the Company as at December 31, 2010 is set out in the following tables and the notes that accompany the tables. The transition from previous GAAP to IFRS had no significant impact on Statement of operations and Comprehensive loss and Changes in Shareholders’ Equity and cash flows statement for the three and nine months ended December 31, 2010.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

16	EXPLANATION OF TRANSITION TO IFRS - continued

Balance sheet as at December 31, 2010 (Canadian dollar)

	Previous GAAP December 31, 2010	IFRS Adjustments	IFRS December 31, 2010
Assets
Current
Cash	$274,902		$274,902
Short term investments	2,714,383		2,714,383
Prepaid consulting services	28,688		28,688
Other receivables	216,937		216,937
	$3,234,910	$ -	$3,234,910
Office equipment and furniture	$9,565		$9,565
Oil & gas properties and related expenditure	$7,187,344	$(7,187,344)	$ -
Exploration and evaluation expenditure		$7,187,344	$7,187,344
	$10,431,819	$ -	$10,431,819
Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	$2,068,073		$2,068,073
Total current liabilities	$2,068,073	$ -	$2,068,073
Shareholders' Equity
Capital stock	$36,070,152		$36,070,152
Warrants	8,677,551		$8,677,551
Contributed surplus	4,759,651		$4,759,651
Accumulated other comprehensive loss	(387,215)		$(387,215)
Deficit	(40,142,377)		$(40,142,377)
Total shareholders' equity	$8,977,762	$ -	$8,977,762
Non-controlling interests	$(614,016)		$(614,016)
Total equity	$8,363,746	$ -	$8,363,746
	$10,431,819	$ -	$10,431,819

Note to reconciliation

Exploration and Evaluation (“E&E”) expenditures

Upon transition to IFRS, the Company reclassified all E&E expenditures that were included as oil & gas properties and related expenditure on the balance sheet. This consisted of the carrying amount for costs of acquisition of drilling licenses and seismic which did not have proved or probable reserves attributed directly to related exploration properties. E&E assets will not be depleted, and will be assessed for impairment when indicators of impairment exist.